Exhibit 99.2
Corporate Media Contact:
Brooke Chappell/Thea Lavin
Schwartz Communications, Inc.
415-512-0770
artes@schwartz-pr.com
Investor Relations Contact:
Cheryl Monblatt Allen
Artes Medical, Inc.
858-550-9999
callen@artesmedical.com
ROBERT B. SHERMAN, FORMER AOL AND TIME WARNER DIVISION PRESIDENT,
JOINS ARTES MEDICAL’S BOARD OF DIRECTORS
SAN DIEGO, CA — October 3, 2007 — Artes Medical, Inc. (Nasdaq:ARTE), a medical technology company focused on developing, manufacturing and commercializing a new category of aesthetic injectable products for men and women, today announced that Robert B. Sherman, former President, Interactive Marketing, America Online, Inc. has joined Artes Medical’s Board of Directors. Mr. Sherman is currently a member of the Pilot Group, LLC, a private equity firm located in New York. Prior to joining AOL as President, Interactive Marketing, Mr. Sherman was President of Time Warner Cable Advertising Sales. He also formerly served as Executive Vice President of NBC’s owned and operated radio stations and Chief Executive Officer of the advertising agency Della Femina, Travisano, Sherman & Olken, whose clients have included USA Network and Fox Television.
“With the initial physician-driven phase of ArteFill market launch now underway, we will be expanding our sales force and initiating our consumer driven marketing activities, and we look forward to working with Bob Sherman, who has more than 30 years of advertising sales and agency experience and expertise as a high profile media executive in the traditional and new media,” said Christopher J. Reinhard, Executive Chairman of Artes Medical.
“Bob Sherman’s record of success in on-line advertising and expertise as a media executive will be a tremendous asset to Artes Medical as we accelerate our consumer awareness and direct-to-consumer marketing campaign. ArteFill is a highly differentiated first-in-class non-resorbable dermal filler that provides truly long-lasting results for the correction of facial wrinkles. We look forward to working with Bob as we build innovative consumer awareness programs and enhance ArteFill’s brand awareness to consumers,” noted Mr. Reinhard.

About ArteFill®
ArteFill is the first and only FDA-approved non-resorbable injectable dermal filler for the correction of wrinkles known as smile lines or nasolabial folds. The unique microspheres in ArteFill are not absorbed by the body and therefore provide the first-of-its-kind permanent support for long-lasting wrinkle correction in one to two treatments.
ArteFill was approved by the FDA in October 2006 based on data from the Company’s 12-month controlled, randomized, double-masked, multi-center U.S. clinical trial, which compared outcomes for patients treated with ArteFill with those of patients treated with the leading bovine collagen-based filler. At the 6-month evaluation, which was the primary efficacy evaluation period for the clinical trial, the wrinkle correction in patients treated with ArteFill persisted and showed statistically significant improvement compared to the wrinkle correction in the patients treated with the collagen control, who returned to their pretreatment status. The ArteFill patients were also evaluated one year after treatment, demonstrating continued safety and wrinkle correction.
In February 2007, the Company announced it completed a 5-year follow-up study of 145 patients who were treated with ArteFill in the Company’s U.S. clinical trial. In addition to demonstrating the safety profile of ArteFill, the study showed statistically significant (p<0.001) improvement in patient wrinkle correction five years after the patient’s last ArteFill treatment, and a statistically significant (p=0.002) improvement in wrinkle correction at the 5-year point compared to the 6-month evaluation period. As part of the study, physician investigators and patients were asked to provide their assessment of ArteFill treatment. Over 90% of the physician assessments were either “completely successful” or “very successful;” and over 90% of the patient assessments were either “very satisfied” or “satisfied.” In March 2007, the Company submitted the data from the study to the FDA for review in order to enhance the product labeling for ArteFill.
An ArteFill Skin Test is required before initial treatment. The most common adverse events associated with ArteFill treatment, similar to those observed with other dermal fillers, are lumpiness, persistent swelling or redness and increased sensitivity at the injection site.
ArteFill is a proprietary formulation comprised of polymethylmethacrylate, or PMMA, microspheres and bovine collagen, and is the only PMMA-based injectable product that has been approved by the FDA for the treatment of facial wrinkles. Artes Medical is the sole manufacturer of ArteFill, which is only available in the United States through Artes Medical, and Artes Medical has not entered into distribution or licensing arrangements with any third party for the distribution or sale of ArteFill outside the United States.
About Artes Medical, Inc.
Artes Medical is a medical technology company focused on developing, manufacturing and commercializing a new category of aesthetic injectable products for the dermatology and plastic surgery markets. The Company’s initial product, ArteFill, is being marketed to men and women as a treatment option for the correction of nasolabial folds. There were approximately two million dermal filler procedures in the U.S. in 2006, an increase of 25% over the prior year, according to the American Society for Aesthetic Plastic Surgery, or ASAPS. Additional information about Artes Medical and ArteFill is available at www.artesmedical.com and www.artefill.com.

Forward-Looking Statements
This news release may contain forward-looking statements that are based on the Company’s current beliefs and assumptions and on information currently available to its management. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. As a result of these risks, uncertainties and other factors, which include the Company’s history of net losses, its reliance on its sole FDA-approved product, ArteFill, its limited experience in commercializing ArteFill, and its future receipt of FDA approval to enhance the product label for ArteFill to extend the efficacy period of ArteFill beyond six months, readers are cautioned not to place undue reliance on any forward-looking statements included in this press release. A more extensive set of risks and uncertainties is set forth in the Company’s SEC filings available at www.sec.gov. These forward-looking statements represent beliefs and assumptions only as of the date of this news release, and the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.
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Artes Medical® and ArteFill® are registered trademarks of Artes Medical, Inc.